KPMG
                                       KPMG LLP
345 Park Avenue
New York, NY 10154-0102

June 30, 2025

Securities and Exchange Commission Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for BNY Mellon Tax Managed Growth Fund and, under the date of December 20, 2024, we reported on the financial statements of BNY Mellon Tax Managed Growth Fund as of and for the year ended October 31, 2024. On March 28, 2025, we were dismissed.

We have read the statements made by BNY Mellon Tax Managed Growth Fund included under Item 8 of Form N-CSR dated June 30, 2025, and we agree with such statements, except we are not in a position to agree or disagree with the statements in section (b) of Item 8 of Form N-CSR.

Very truly yours,

/s/ KPMG

KPMG
LLP,
a Delaware limited liability partnership and a member firm of    the
KPMG
global
organization
of
independent
member
firms
affiliated
with
KPMG International Limited, a private English company limited by guarantee.